Exhibit 99.1

Blue World Acquisition Corporation Announces

Postponement of Shareholder Meeting to Tuesday, May 2, 2023,

Extension of Redemption Request Deadline, and

Revised Contribution to Trust Account in Connection with Proposed Charter Amendment

New York, April 25, 2023 /GLOBE NEWSWIRE/ -- Blue World Acquisition Corporation (the “Company”) (NASDAQ: BWAQ) today announced that its previously announced extraordinary general meeting of shareholders (the “Meeting”) for the purpose of considering and voting on, among other proposals, a proposal to amend its current charter (the “Charter Amendment Proposal”) to provide BWAQ has until May 2, 2023 to complete a business combination and may elect to extend up to nine times, each by one-month (“Monthly Extension”), for a total up to nine months to February 2 2024 (such extension, the “Extension”) will be postponed from 9:00 a.m. Eastern Time on April 26, 2023 to 9:00 a.m. Eastern Time on May 2, 2023 (the “Postponement”) to allow the Company additional time to engage with shareholders.

The Company also announced today that if the Charter Amendment Proposal is approved at the Meeting and the Extension is implemented, for each Monthly Extension, a deposit of $0.0295 per remaining public share shall be made into the trust account. Accordingly, the Trust Amendment Proposal is revised to reflect revised Monthly Extension Fee of $0.0295 per public share instead of $0.035 per public share.

The record date for determining the Company shareholders entitled to receive notice of and to vote at the Meeting remains the close of business on April 5, 2023 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

As a result of the Postponement, the previously disclosed deadline of April 24, 2023 (two business days before the Meeting, as originally scheduled) for delivery of redemption requests from the Company’s shareholders to the Company’s transfer agent has been extended to April 28, 2023 (two business days before the postponed Meeting). Shareholders who wish to withdraw their previously submitted redemption request may do so prior to the postponed Meeting by requesting that the Company’s transfer agent return such shares by 5:00 p.m. Eastern Time on April 28, 2023. If any such shareholders have questions or need assistance in connection with the Meeting, please contact the Company’s proxy solicitor, Advantage Proxy Inc., by calling (877) 870-8565.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the date of the Meeting and the proposed Contribution. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

On April 11, 2022, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Meeting. The Company will amend and supplement the definitive proxy statement to provide information about the Postponement and the revision of the Trust Amendment Proposal. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or by contacting the Company’s proxy solicitor.

Participants in the Solicitation

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement. You may obtain free copies of these documents using the sources indicated above.

About Blue World Acquisition Corporation

Blue World Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Contact Information:

Liang (Simon) Shi

Chairman and Chief Executive Officer

Email: liang.shi@zeninpartners.com

Tel: (646) 998-9582

Investor Relations:

Jingwen Zhu

Associate

Email: jingwenzhu@zeninpartners.com

Tel: 86 13671834329